ATTACHMENT A

                              Accessor Funds, Inc.
                               November 16, 2000

                                   Growth Fund
                                   Value Fund
                              Small to Mid Cap Fund
                            International Equity Fund
                         Intermediate Fixed-Income Fund
                      Short-Intermediate Fixed-Income Fund
                              High Yield Bond Fund
                            Mortgage Securities Fund
                           U.S. Government Money Fund
                         Accessor Income Allocation Fund
                   Accessor Income and Growth Allocation Fund
                        Accessor Balanced Allocation Fund
                   Accessor Growth and Income Allocation Fund
                         Accessor Growth Allocation Fund
                   Accessor Aggressive Growth Allocation Fund